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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. __________) *


                        ADVANCED OPTICS ELECTRONICS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                   00754V 10 9
                         ------------------------------
                                 (CUSIP Number)

                                December 31, 2000
              -----------------------------------------------------
              Date of Event which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)
         [ ]   Rule 13d-1(c)
         [x]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO. 00754V 10 9                  13G                 PAGE 2 OF 4 PAGES
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1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)

      Leslie S. Robins
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                    (a) [ ]
      Inapplicable                                                  (b) [ ]
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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
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                   5    SOLE VOTING POWER
                        14,614,395 (includes options and warrants to purchase
  NUMBER OF             8,000,000 shares exercisable within 60 days of 12/31/00)
   SHARES          -------------------------------------------------------------
BENEFICIALLY       6    SHARED VOTING POWER
  OWNED BY
    EACH                0
  REPORTING        -------------------------------------------------------------
   PERSON          7    SOLE DISPOSITIVE POWER
    WITH                14,614,395 (includes options and warrants to purchase
                        8,000,000 shares exercisable within 60 days of 12/31/00)
                   -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        0
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      14,614,395 (includes options and warrants to purchase 8,000,000 shares exercisable within 60 days of 12/31/00)
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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)

      Inapplicable
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      10.7%
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12    TYPE OF REPORTING PERSON (See Instructions)

      IN
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                               Page 2 of 4 pages

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ITEM 1.

     (a)  NAME OF ISSUER - Advanced Optics Electronics Inc.
     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES -8301 Washington NE, Suite 5, Albuquerque, NM 87113.

ITEM 2.

     (a)  NAMES OF PERSON FILING - Leslie S. Robins
     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE - 8301 Washington NE, Suite 5, Albuquerque, NM 87113.
     (c)  CITIZENSHIP -
          Leslie S. Robins - United States
     (d)  TITLE OF CLASS OF SECURITIES - Common Stock
     (e)  CUSIP NUMBER - 00754V 10 9

ITEM 3.

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the act
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-l(b)(l)(ii)(F)
     (g) [ ] Parent Holding Company, in accordance with Section 240.13d-l(b)(ii)(G) (Note: See Item 7)
     (h)  [ ] Group, in accordance with Section 240.13d-l(b)(l)(ii)(J)

ITEM 4.   OWNERSHIP

     (a) AMOUNT BENEFICIALLY OWNED - 14,614,395
     (b) PERCENT OF CLASS - 10.7%
     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE -
                Leslie S. Robins - 14,614,395
          (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE -
                Leslie S. Robins - 0
          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF - Leslie S. Robins - 14,614,395
          (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF - Leslie S. Robins - 0

ITEM 5.   OWNERSHIP OF 5 PERCENT OR LESS OF A CLASS

     If this Statement is being filed to report the fact that as of the date hereof the reporting person has chosen to be the beneficial owner of more than five percent of the class of security, check the following [ ].

ITEM 6.   OWNERSHIP OF MORE THAN 5 PERCENT ON BEHALF OF ANOTHER PERSON

     Inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Inapplicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Inapplicable.


                               Page 3 of 4 pages

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ITEM 9. NOTICE OF DISSOLUTION OF GROUP

    Inapplicable.

ITEM 10. CERTIFICATION

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                    SIGNATURE


     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  January 31, 2001



                                  Signature: /s/  LESLIE S. ROBINS
                                            -----------------------------
                                  Name:     Leslie S. Robins,
                                            Chairman of the Board, Executive
                                            Vice President and Secretary



     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)